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                                                                     EXHIBIT 5.2

              [LETTERHEAD OF PIPER & MARBURY L.L.P. APPEARS HERE]

                                  May 9, 1997



Capstead Mortgage Corporation
2711 North Haskell Avenue
Suite 900
Dallas, Texas  75204

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the contemplated issuance by the Company from time to time of up to 4,800,000 shares of Common Stock, par value $.01 per share and 2,000,000 shares of $1.26 Cumulative Convertible Preferred Stock, Series B, par value $.10 per share (collectively, the "Shares"), of the Company.

     In this capacity, we have examined the Registration Statement, the Prospectus, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the issuance of the Shares, an Officer's Certificate of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, we have relied on the Officer's Certificate and have not independently verified the matters stated therein.
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Capstead Mortgage Corporation
May 9, 1997
Page 2

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     The opinion herein is limited to the laws of the State of Maryland and we express no opinion as to the laws of any other jurisdiction. This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity except that Andrews & Kurth L.L.P. is authorized to rely on this opinion in rendering its opinion to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement and Prospectus which is a part thereof. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                              Very truly yours,

                              /s/ Piper & Marbury L.L.P.